Exhibit 99.1

Ralph Scozzafava to Join Dean Foods as EVP, Chief Commercial Officer

Marty Devine, EVP and Chief Commercial Officer, Departs Dean Foods

Dallas, TX – October 6, 2014 – Dean Foods Company (NYSE: DF) today announced that Ralph Scozzafava will join as EVP, Chief Commercial Officer on October 13.

Scozzafava has over 30 years of experience in consumer goods and in the grocery category. He has held progressive general management, sales and marketing positions with an outstanding track record of growth and leadership. Most recently, he was Chairman of the Board and CEO of Furniture Brands International where he built organizational capabilities and improved operating results. Prior to his last role, Scozzafava held several general management, sales, marketing and operations leadership roles at Wm. Wrigley Jr. Company where he ultimately served as Wrigley’s Vice President of Worldwide Commercial Operations, managing a $5 billion business with more than 10,000 employees in the U.S. and abroad in 180 countries. Under his leadership, Wrigley experienced significant share gain and grew revenue and margin. Scozzafava also spent many years in management with Johnson & Johnson, Clorox and the Campbell Soup Company.

“Ralph is a passionate leader with a successful track record in building strong, effective teams. He has a history of stabilizing and growing businesses through top line growth and by driving efficiencies, so I believe he’ll be an excellent fit for Dean Foods as we continue our focus on fueling growth,” said Gregg Tanner, Chief Executive Officer.

The Company also announced that Marty Devine, EVP and Chief Commercial Officer, will leave the company as of October 31.

“I want to thank Marty for his many contributions to Dean Foods. In his nearly 20 years here, Marty has directed our sales and commercial activities at various levels, including Group Vice President in the Northeast and most recently as Chief Commercial Officer. We wish Marty well in his future endeavors as he pursues other opportunities,” said Tanner.

ABOUT DEAN FOODS

Dean Foods® is a leading food and beverage company in the United States and is the nation’s largest processor and direct-to-store distributor of fluid milk. Headquartered in Dallas, Texas, the Dean Foods portfolio includes TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Garelick Farms®, LAND O LAKES® milk and cultured products*, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, Pet®**, T.G. Lee®, Tuscan® and more. In all, Dean Foods has more than 50 local and regional dairy brands and private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Nearly 18,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.

*	The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.
**	PET is a trademark of The J.M. Smucker Company and is used by license.

CONTACT: Corporate Communications, Jamaison Schuler, +1-214-721-7766; or Investor Relations, Chris Bellairs,
+1-214-303-3713